Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-161151 on Form S-8 of WEC Energy Group, Inc. of our report dated June 20, 2024 on the financial statements of WEC Energy Group Employee Retirement Savings Plan appearing in this Annual Report on Form 11-K of WEC Energy Group Employee Retirement Savings Plan for the year ended December 31, 2023.

/s/ Crowe LLP

Oak Brook, Illinois
June 20, 2024